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                                                                    EXHIBT 10.18


                              EMPLOYMENT AGREEMENT

EFFECTIVE DATE:                   November 9, 1998

EMPLOYER:                         INTERNET CENTURY, INC., A NEVADA CORPORATION
                                  One Arizona Center
                                  400 East Van Buren, Suite 545
                                  Phoenix, AZ 85004

EMPLOYEE:                         MICHAEL A. HUBERT
                                  One Arizona Center
                                  400 East Van Buren
                                  4th Floor
                                  Phoenix, AZ 85004

PURPOSE:

     Employer is in the business of Internet website design and hosting, Internet-based software applications development, and Internet services. Employer desires to employ Employee and Employee desires to accept such employment, on the terms, covenants and conditions set forth in this Employment Agreement (this "Agreement").

AGREEMENTS:

     For the reasons set forth above, and in consideration of the mutual promises and agreements set forth in this Agreement, Employer and Employee agree as follows:

1. Employment: Duties.

     1.1 Subject to and in accordance with this Agreement, Employer employs Employee as Senior Vice President of Marketing and Employee accepts employment with Employer subject to the general supervision and pursuant to the orders, advice and direction of Employer. In such capacity, employee's specific duties shall include marketing and strategic development and such other duties as the Employer may reasonably direct.

     1.2 Employee agrees to perform all of the duties that may be required of and from Employee pursuant to the express and implicit terms of this Agreement faithfully, industriously and to the best of Employee's ability and experience at all times. Employee shall perform all duties required hereunder in a satisfactory manner and employment hereunder shall continue only so long as the performance of such duties is and remains satisfactory. Employer shall be the sole judge of whether Employee's duties are performed satisfactorily. Employee shall obey all rules and regulations of Employer. Such duties shall be rendered in Phoenix, Arizona, and at such other places as Employer and Employee shall mutually agree upon. Employee shall be required to dedicate Employee's full time and attention to Employee's duties hereunder.

     1.3 Employee represents and warrants that there are no agreements or arrangements, written or oral, in effect that would prevent Employee from rendering services to Employer during the term of this Agreement.

     1.4 Nothing herein contained shall be construed to create a partnership or joint venture between Employer and Employee. Neither party hereto shall be liable for the debts or obligations of the other unless expressly assumed in writing and signed by the parties hereto.


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2. Term. This Agreement shall become effective on the date first written above and, unless terminated sooner pursuant to Section 5, continue through December 1, 2000 ("initial term"). Employee shall have the right but not the obligation to extend the initial term for an additional period of 2 years (an "extension"), subject to the termination provisions of Section 5 below and the other terms and provisions of this Agreement, by giving written notice of extension to Employer on or before December 1, 2000.

3. Compensation and Other Benefits.

     3.1 Compensation. For services rendered to Employer hereunder, in whatever capacity rendered, Employee shall have and receive, subject to withholding and other applicable taxes, a base salary of Ninety Thousand dollars ($90,000.00), per year, payable in accordance with the then current payroll policies of the Employer. This base salary excludes performance bonuses and stock options.

     3.2 Business Expenses. Upon submission of proper documentation, Employer shall pay or reimburse Employee for all reasonable and necessary office, telephone, travel and other expenses which are incurred by Employee in the pursuit of Employee's duties on behalf of Employer.

     3.3 Employee Benefits. Employee shall be entitled to participate in any other bonus, stock option, incentive compensation, deferred compensation, group medical and dental insurance plans or other plans or programs and to receive any other benefits for which Employee is eligible and which Employer may provide its employees generally.

     3.4 Loan. Employer will loan Employee Thirty-five Thousand dollars ($35,000) to be disbursed thirty (30) days from the Effective Date. The Employer agrees that if Employee has been employed by the Employer for six months from the Effective Date, 100% of the principal balance and accrued but unpaid interest shall be forgiven by the Company and the Note evidencing such loan shall be canceled.

     3.5 Vacation. At such reasonable times as Employer shall in its sole discretion permit, Employee shall be entitled, without loss of pay, to absence himself voluntarily from the performance of this employment under this agreement. Employee shall be entitled to such period of absence of not more than four weeks per calendar year, during the agreement term.

     3.6 Bonus. Employee shall be entitled to participate in any other bonus, stock option, incentive compensation, deferred compensation, group medical and dental insurance plans or other plans or programs and to receive any other benefits for which he is eligible and which Employer may provide its employees generally or its officers specifically.

     3.7 Temporary Housing. Employer shall pay the temporary housing expenses or hotel expenses incurred by Employee in Phoenix, Arizona. In addition, Employer shall pay the Employee's travel expenses commuting from Chicago, Illinois to Phoenix, Arizona.

     3.8 Severance Pay. In the event this Agreement is terminated by the Employer at any time on or before December 1, 2000, for any reason other than pursuant to Section 5.2(a) or (b) of this Agreement or the voluntary resignation, death, disability or incompetence of Employee, then Employer shall pay to Employee severance pay representing the balance of the amounts owed pursuant to this agreement.

4. Facilities. Employer shall provide and maintain (or cause to be provided and maintained) such facilities, equipment, offices, secretarial help, and other services and supplies as are necessary for Employee's performance of Employee's duties under this Agreement, as established from time to time by Employer.




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5. Termination.

     5.1 With Notice. This Agreement and Employee's employment hereunder may be terminated by either party at any time upon 30 days prior written notice.

     5.2 With Cause. Employer may terminate Employee's employment hereunder immediately and without notice, for any of the following reasons: (a) upon Employee's breach of any provision of this Agreement, (b) upon Employer determining that there is good cause. For purposes of this Agreement, the term "good cause" shall include, but not be limited to, the following: dishonesty, conduct reflecting moral turpitude, conduct disloyal to Employer, arrest or indictment for any crime, dependence on any addictive substance, conduct on the part of Employee which is intended to result directly or indirectly in substantial gain or personal enrichment to Employee or any person or entity affiliated with Employee, at the expense of Employer.

     5.3 Additional Provisions. Further, this Agreement and Employee's employment hereunder shall automatically terminate upon the death, disability (meaning Employee is found to be unable to fully perform substantially all material aspects of Employee's duties as an employee of employer on a regular and consistent basis for a consecutive period of 180 calendar days or for shorter periods aggregating 180 calendar days during any 12 month period) or insanity of Employee or the bankruptcy of employer or the discontinuance of Employer's Business.

     5.4 Affect of Termination. Notwithstanding the termination of this Agreement or of Employee's employment hereunder, the parties hereto shall be required to carry out any provision hereof which contemplate performance by them subsequent to such termination, nor shall such termination affect any liability or obligation which has accrued prior to such termination, including but not limited to, accrued but unpaid compensation and any liability for loss or damage on account of default.

     5.5 Cooperation. During the 30 day period after notice of termination of employment pursuant to paragraph 5.1, Employee shall fully cooperate with Employer in all matters relating to the winding up of Employee's pending work on behalf of Employer and the orderly transfer of any such pending work to other employees of Employer as may be designated by Employer. Employer shall pay Employee for any services rendered after the 30 day period at a mutually agreeable rate.

     5.6 Obligations. Upon termination of this Agreement, or whenever requested by Employer, Employee shall immediately turn over to Employer all of Employer's property, including all items used by Employee in rendering services hereunder, that may be in Employee's possession or under Employee's control.

6. Covenant Not to Compete: Disclosure of Information.

     6.1 Solicitation.

          6.1.1 For a period of twelve (12) months after the date of termination of this Agreement, Employee shall not, whether alone or as a partner, officer, director, employee or shareholder (or other holder of an equity interest) of, or consultant, advisor or lender to, any other corporation, partnership or other entity, or as a trustee, fiduciary or other representative, solicit Employer's customers with respect to, engage in or have any interest, including as a creditor, in any person, partnership, corporation, association, or other business entity, whether as employee, officer, director, agent, consultant, stockholder or holder of any right to any form of equity ownership, or otherwise, that engages in the Business.

          6.1.2 Employee shall not, during or for a period of twelve (12) months after the date of termination of this Agreement, solicit any employee, sales representative or independent contractor of Employer for employment by any person, firm, partnership, corporation, association or other entity for any reason or purpose allied or related to the Business whatsoever.



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     6.2 Non-Disclosure.

          6.2.1 Employee hereby recognizes and acknowledges that: (i) Employee will be making use of, acquiring, and/or adding to proprietary information of a special and unique nature and value relating to and including, but not limited to, such matters as Employer's trade secrets, systems, procedures, manuals, confidential reports, lists of suppliers, research and development projects, policies, processes, formulas, techniques, know-how and facts relating to sales, advertising, mailing, promotions, financial matters, customers, customer lists, purchases or requirements or other methods used and preferred by Employer in its operations, (ii) the Company will disclose certain proprietary information to Employee including, but not limited to, the details of any statistical or financial data, the operations and structure of the business of Employer, and manuals, forms, techniques, methods or procedures of Employer used by or made available to Employee in the course of Employee's employment (the information referenced in paragraphs 6.2.1 (i) and (ii) above are hereinafter collectively referred to as the "Proprietary Information", except for such information which at the time of disclosure is generally available to the public or thereafter becomes available to the public by publication or otherwise through no act of Employee).

          6.2.2 Employee hereby recognizes and acknowledges that the Proprietary Information is a valuable, special and unique asset of Employer's business.

          6.2.3 Employee will not at any time, directly or indirectly make use of, divulge or disclose any of the Proprietary Information or any part thereof for any purpose whatsoever to any person, firm, corporation, association or other entity for any reason or purpose whatsoever that has been obtained by, or disclosed to, Employee as a result of Employee's relationship with Employer. Immediately upon request by Employer, Employee shall return to Employer any and all materials relating to Proprietary Information.

     6.3 Acknowledgment.

          6.3.1 Employee acknowledges that the covenants contained in this
Section 6 are a material inducement for Employer to enter into this Agreement and to perform its obligations hereunder and that the services Employee is to render to Employer hereunder are of a special and unusual character with a unique value to Employer. Employee acknowledges that it would take at least twelve (12) months for Employer to retain and train personnel to replace Employee. Accordingly, Employee acknowledges that the restrictions contained in this Section 6 are reasonably necessary for the protection of Employer's business and that a breach of any such restriction could not adequately be compensated by damages in an action at law.

          6.3.2 In the event of a breach or threatened breach by Employee of any provision contained in this Section 6, Employer shall be entitled to obtain, by posting an appropriate bond, an injunction (preliminary or permanent, or a temporary restraining order) restraining Employee from the activity or threatened activity constituting or that would constitute a breach.

          6.3.3 In the event of a breach by Employee of any provision contained under this Section 6, Employer shall be entitled to an accounting and repayment of all profits, compensation, commissions, remuneration or other benefits that Employee, directly or indirectly, has realized and/or may realize as a result of, arising out of or in connection with any such breach.

          6.3.4 The remedies provided in this Section 6 shall be in addition to, and not in lieu of, any and all other remedies of Employer at law or in equity.



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7. Miscellaneous.

     7.1 Notice. Notices required or permitted to be given hereunder shall be sufficient if in writing and delivered or deposited in the mail, postage prepaid, certified mail, return receipt requested (or the equivalent in a foreign country), addressed, if to Employer, at its principal place of business and, if to Employee, at the home address set forth in Employer's employee records or to such other address as may be designated in writing hereafter by either party hereto. All notices hereunder shall be effective: (a) five (5) days after deposit in the mail; or (b) upon delivery, if delivered in person or by commercial express service.

     7.2 Burden. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of any successor of Employer and any such successor of Employer and any such successor shall be deemed substituted for Employer under the terms of this Agreement. As used in this Agreement, the term "successor" shall mean any person, firm, corporation or other business entity which at any time, whether by merger, purchase or otherwise, acquires all or substantially all of the assets or business of Employer.

     7.3 Entire Agreement. This Agreement contains the entire agreement and understanding by and between Employer and Employee with respect to the employment of Employee and no representations, promises, agreements or understandings, written or oral, not contained herein shall be of any force or effect. No change or modification of this Agreement shall be valid or binding unless it is in writing and signed by the parties intended to be bound. No waiver of any provision of this Agreement shall be valid unless it is in writing and signed by the parties against whom the waiver is sought to be enforced. No valid waiver of any provision of this Agreement at any time shall be deemed a waiver of any other provision of this Agreement at such time or any other time. All prior agreements, if any, are null and void.

     7.4 Arbitration. In the event any dispute or controversy arising out of this Agreement cannot be settled by Employer and Employee, such controversy or dispute, at the election of either Employer or Employee, by written notice to the other may be submitted to arbitration in Phoenix, Arizona, and for this purpose Employer and Employee each hereby expressly consent to such arbitration and such place. In the event Employer and Employee cannot, within 15 days following the election to submit the dispute or controversy to arbitration, mutually agree upon an arbitrator to settle their dispute or controversy, then Employer and Employee shall each select one arbitrator and the two arbitrators shall select a third arbitrator. The decision of the majority of said arbitrators shall be binding upon Employer and Employee for all purposes, and judgment to enforce any such binding decision may be entered in the Superior Court, Maricopa County, Arizona (and for this purpose Employer and Employee hereby irrevocably consent to the jurisdiction of said court). If either Employer or Employee fails to select an arbitrator within fifteen (15) days after written demand from the other party to do so, then the chief Judge in the United State District Court of the District of Arizona shall select such other arbitrator. At the election of either Employer or Employee, all arbitrators shall be selected pursuant to the then existing rules and regulations of the Employee, all arbitrators shall be selected pursuant to the then existing rules and regulations of the American Arbitration Association governing commercial transactions. At the request of either Employer or Employee, arbitration proceedings shall be conducted in the utmost secrecy. The parties agree that the manner, method and scope of discovery conducted for purposes of the arbitration will be defined and governed by Rules 26-37 of the Arizona Rules of Civil Procedure then in effect. In such case, all documents, testimony and records shall be available for inspection only for purposes of the arbitration and only by either party and their respective attorneys and experts who shall agree, in advance and in writing, to receive all such information in secrecy. In all other respects, the arbitrators shall conduct all proceedings pursuant to the Uniform Arbitration Act as adopted by the State of Arizona and the then existing rules and regulations of the American Arbitration Association governing commercial transactions. The costs of the arbitration and the arbitrators shall be borne by the non-prevailing party, as determined by the arbitrators, and each party shall bear their own attorneys' fees.

     7.5 Prohibition Against Assignment. This Agreement is personal to Employee and employee shall not assign or delegate any Employee's rights or obligations hereunder without first obtaining the written consent of Employer.



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     7.6 Governing Law. This Agreement shall be governed in all respects whether as to validity, construction, capacity, performance or otherwise by the laws of the State of Arizona. The section headings used in this Agreement are included solely for convenience and shall not affect or be used in connection with the interpretation of this Agreement.

     7.7 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any one or more of the provisions of this Agreement shall not affect the validity and enforceability of the other provisions.

IN WITNESS WHEREOF, the parties have executed this document to be effective the date first above written.

                                 EMPLOYER:

                                 INTERNET CENTURY, INC., a Nevada corporation

                                 By: /s/ JEFFREY PETERSON
                                    -----------------------------------------
                                 Name:  Jeffrey Peterson
                                      ---------------------------------------

                                 Title: Chief Executive Officer
                                       --------------------------------------


                                 EMPLOYEE:

                                 /s/ MICHAEL A. HUBERT
                                 --------------------------------------------
                                 Michael A. Hubert



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                       AMENDMENT OF EMPLOYMENT AGREEMENT


         This Amendment of Employment Agreement is entered into as of the 21st day of January, 1999, by and between QUEPASA.COM, INC., formally known as Internet Century, Inc., a Nevada corporation (the "Employer"), and MICHAEL A. HUBERT (the "Employee").


                             Explanatory Statements


         A. Employer and Employee entered into an Employment Agreement dated as of November 9, 1998 (the "Employment Agreement") whereby the Employer employed the Employee.

         B. The Employer and Employee desire to amend and modify certain terms and conditions of the Employment Agreement.

         NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Employment Agreement is hereby amended and modified as follows:


         1. Section numbered 1, "Employment: Duties " is hereby amended to read as follows:

                  "Employee will serve the Company as its Chief Operating Officer and will faithfully and diligently perform the services and functions relating to such office and position or otherwise reasonably incident to such office and position, provided that all such services and functions will be reasonable and within Employee's areas of expertise. Employee's specific duties shall include the coordination of the Company's daily operations and strategic planning and such other duties as the Company may reasonably direct."

         2. Section numbered 3.1 "Compensation" is hereby amended by the addition of the following at the end of Section numbered 3.1:

                  "It is acknowledged that the Employee is in the process of completing an initial public offering of its securities (the "IPO"). It is agreed that upon the closing of the IPO, Employee's base salary hereunder shall increase to One Hundred Twenty Thousand dollars ($120,000) per year."

         3. Section numbered 3.8, "Severance Pay" is hereby amended to read as follows:

                  "In the event this Agreement is terminated by the Employer at any time on or before December 1, 2000, for any reason other than pursuant to Section 5.2(a) or (b) of this Agreement or the voluntary resignation, death, disability or incompetence of Employee, then Employer shall pay to Employee severance pay representing the balance of the amounts owed pursuant to this Agreement plus a payment of $100,000.

         4. Section numbered 3, "Compensation and Other Benefits" is hereby amended by the addition of a new subsection 3.9 to read as follows:




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                  "3.9 Lease of Automobile. During the term of this Agreement,
                  Employer shall lease or make available a new or late model mid-size automobile for the use of Employee and shall pay all monthly lease payments, not to exceed $500 per month, together with insurance and maintenance costs relating to such automobile."

         5. The address of the Employer, quepasa.com, inc., formally known as Internet Century, Inc., is hereby changed to:

                                 quepasa.com, inc.
                                 400 E. Van Buren, Suite 400
                                 Phoenix, AZ 85004"


         6. Any and all other terms and conditions of the Employment Agreement not amended or modified herein shall remain the same and in full force and effect.


                                  Employer:
                                  QUEPASA.COM, INC.


                                  By: /s/ Jeffrey Peterson
                                      ------------------------------------------
                                      Jeffrey Peterson, Chief Executive Officer


                                  Employee:


                                      /s/ Michael A. Hubert
                                      ------------------------------------------
                                      Michael A. Hubert




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